Exhibit 10.36

Description of Robert Stuchbery’s 2012 Long-Term Incentive Award

The 2012 Long-Term Incentive Award for Robert Stuchbery, Chaucer’s President and CEO (the “2012 Stuchbery LTIP”), was established pursuant to the Company’s 2006 Long-Term Incentive Plan and provided for the award of performance-based restricted stock units (“PBRSUs”) and time-based restricted stock units (“RSUs”).

One half of the PBRSUs granted to Mr. Stuchbery vest only to the extent The Hanover Insurance Group, Inc.’s (“THG”) two year (2012-2013) total shareholder return (“TSR”) as compared to a pre-established peer group places THG’s performance above a certain percentile (the “TSR PBRSUs”). The actual TSR PBRSU award may be as low as zero and as high as 150% of the target award, based on the actual level of relative TSR achieved. The remaining half of the PBRSUs granted to Mr. Stuchbery vest only to the extent Chaucer achieves certain pre-established levels of average post-tax return on equity (the “Chaucer ROE PBRSUs”) for 2012 and 2013. The actual Chaucer ROE PBRSU award may be as low as zero and as high as 200% of the target award, based on the actual level of average post-tax ROE achieved. In each case, Mr. Stuchbery must be an employee of Chaucer until the second anniversary of the grant date for the PBRSUs to vest, except as otherwise provided with regard to death, disability or change-in-control.

The RSUs vest on the second anniversary of the date of grant. Mr. Stuchbery must be an employee of Chaucer as of the vesting date for the RSUs to vest, except as otherwise provided with regard to death, disability or change-in-control.

The following table sets forth the number of TSR PBRSUs (at target), Chaucer ROE PBRSUs (at target), and RSUs granted to Mr. Stuchbery on March 8, 2012 pursuant to the 2012 Stuchbery LTIP:

TSR PBRSUs	3,750
Chaucer ROE PBRSUs	3,750
RSUs	3,000